EXHIBIT-99.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated December 21, 2010, with respect to the consolidated balance sheet of Vault America, Inc. for the fiscal year ended October 31, 2010 and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended, in the filing of the 10-K for the year ended October 31, 2010, and for reference of the previously filed Form S-8.

/s/

Weaver & Martin, LLC

Kansas City, Missouri

December 23, 2010